Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-205481, 333-211147 and 333-238073) of The Kraft Heinz Company of our report dated February 14, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments as discussed under Reportable Segments in Note 1 to the consolidated financial statements, as to which the date is November 13, 2020, relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 13, 2020